Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-207309

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 7, 2017

Prospectus supplement

(To Prospectus dated October 6, 2015)

10,000,000 shares

CalAtlantic Group, Inc.

Common stock

MP CA Homes LLC, the selling stockholder in this offering, is selling 10,000,000 shares of our common stock.

The selling stockholder has also granted the underwriters an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of our common stock. We will not receive any of the proceeds from the sale by the selling stockholder of our common stock pursuant to this offering.

We have also entered into an agreement with the selling stockholder to repurchase shares of our common stock directly from the selling stockholder in an aggregate amount of up to $100,000,000 in a private, non-underwritten transaction at a price per share equal to the purchase price paid by the underwriters in this offering, provided that such price per share does not exceed a specified price. The share repurchase is expected to be consummated concurrently with this offering and is conditioned upon the closing of this offering. However, the closing of this offering is not conditioned upon the consummation of the share repurchase. See “Summary—Recent Developments—Recent Share Repurchase.”

Our common stock is listed on the New York Stock Exchange under the symbol “CAA.” The last reported sale price of our common stock on June 6, 2017 was $36.11 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to selling stockholder	$	$

The underwriters expect to deliver the shares to purchasers on or about June     , 2017.

Book-running Managers

Credit Suisse                        J.P. Morgan

The date of this prospectus supplement is                     , 2017

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from or in addition to, that contained in this prospectus supplement and the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change since the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations, cash flows, strategies and prospects may have changed since such date.

S-i

About this prospectus supplement

This prospectus supplement summarizes the specific terms of the offering of shares of our common stock and supplements the general descriptions set forth in the attached prospectus. The accompanying prospectus provides more general information, some of which does not apply to shares of our common stock. In addition, this prospectus supplement may also add to, update, change or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply.

Prior to any purchase of any shares of our common stock hereunder, you should read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference under “Incorporation of certain documents by reference.”

Unless otherwise noted, or the context otherwise requires, the terms the “Company,” “we,” “us” and “our” refer collectively to CalAtlantic Group, Inc. and its subsidiaries. When we refer to the selling stockholder in this prospectus supplement, we mean MP CA Homes LLC (“MatlinPatterson”), an affiliate of MatlinPatterson Global Advisers LLC, and its donees, pledgees, transferees and other successors-in-interest.

S-ii

Summary

The following summary highlights selected information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing in shares of our common stock. We encourage you to read this prospectus supplement and the accompanying prospectus in its entirety, including the information set forth under “Risk factors,” and the documents incorporated by reference in this prospectus supplement. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement are forward-looking statements, which involve risks and uncertainties. See “Forward-looking statements.” Unless the context otherwise requires, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock granted to the underwriters.

The Company

We build homes in communities that meet the desires of customers across the homebuilding spectrum, from entry level to luxury, in over 40 metropolitan statistical areas spanning 17 states. Also providing mortgage, title and escrow services, we are focused on providing an exceptional end-to-end home buying experience for our customers. For the years ended December 31, 2016, 2015 and 2014, homebuilding revenue (consisting of home and land sales revenues) accounted for over 98% of our consolidated total revenue.

Our homebuilding operations are divided into four regions: North, Southeast, Southwest and West, consisting of the following metropolitan areas at March 31, 2017:

North	Atlanta, Chicago, Delaware, Indianapolis, Mid-Atlantic, Minneapolis/St. Paul, New Jersey, Northern Virginia and Philadelphia
Southeast	Charleston, Charlotte, Jacksonville, Orlando, Raleigh, South Florida, Tampa and Myrtle Beach
Southwest	Austin, Dallas, Denver, Houston, Las Vegas and San Antonio
West	Bay Area (Northern California), Inland Empire (Southern California), Phoenix, Sacramento, San Diego and Southern California Coastal

The percentage of our homes delivered by region and product mix for the three months ended March 31, 2017 were as follows:

Region	Percentage of Deliveries
North	23%
Southeast	29
Southwest	26
West	22

Total	100%

Product Mix	Percentage of Deliveries
Move-up / Luxury/ Active Adult	78%
Entry-level	22

Total	100%

Recent developments

Recent Share Repurchases

In July 2016, our Board of Directors authorized a repurchase program for up to $500 million of our common stock (the “Share Repurchase Program”). The repurchases under the Share Repurchase Program may be made, from time to time, on the open market or otherwise. The Share Repurchase Program will continue in effect until terminated by our Board of Directors. As of June 6, 2017, we had repurchased and retired approximately 4.7 million shares of our common stock for approximately $157.1 million under the Share Repurchase Program, including repurchasing and retiring approximately 687 thousand shares of our common stock for approximately $24.5 million since April 1, 2017. As of June 6, 2017, approximately $342.9 million remains available for repurchases under the Share Repurchase Program.

Pursuant to an agreement between the Company and the selling stockholder, we have agreed to repurchase shares of our common stock directly from the selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering, subject to the terms and conditions outlined therein. We refer to this repurchase as the “share repurchase.”

The share repurchase is pursuant to, and will count toward, the Share Repurchase Program. The share repurchase has been approved by a committee of our Board of Directors consisting solely of independent members of our Board of Directors who are not affiliated with the selling stockholder. The share repurchase is expected to be consummated concurrently with this offering and is conditioned upon the closing of this offering. The closing of this offering is not conditioned upon the closing of the share repurchase, and there can be no assurance that the share repurchase will be consummated. The share repurchase agreement provides for an increasing aggregate purchase price of between $50 million and $100 million, depending on the per share purchase price; provided that no purchases will be made if the price per share exceeds a specified price. The consummation of the share repurchase will also be contingent on the satisfaction of certain other closing conditions.

Our common stock repurchased in the share repurchase will be retired. We intend to fund the share repurchase with cash on hand. If the share repurchase is consummated at the highest aggregate purchase price of $100 million, approximately $242.9 million of our common stock will remain available for repurchase pursuant to the Share Repurchase Program following the consummation of the stock repurchase.

The timing and method of any future repurchases under the Share Repurchase Program will depend on a variety of factors, including market conditions and our financial condition, and are subject to the discretion of management.

The description and the other information in this prospectus supplement regarding the share repurchase is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Geographic Market Expansion

On May 4, 2017, we announced plans to commence homebuilding operations in Salt Lake City, Utah, the 18th largest housing market in the United States. The new division is expected to be established in summer 2017. As part of our strategy, we continue to regularly review and assess other geographic market expansion opportunities.

Preliminary Results for the First Two Months of the Fiscal Quarter Ending June 30, 2017

Our net new home orders for the months of April and May 2017 were 2,710, as compared to 2,708 for the same period in 2016, resulting in a May 31, 2017 backlog of 7,672 units (an 8% increase as compared to the ending backlog as of March 31, 2017) with an average selling price of $464 thousand. New home deliveries for the months of April and May 2017 were 2,147, as compared to 1,947 for the same period in 2016.

	Net New Home Orders			New Homes Delivered
	2017	2016	Change	2017	2016	Change
January	1,138	1,105	3%	634	596	6%
February	1,388	1,427	(3%)	898	803	12%
March	1,778	1,603	11%	1,480	1,328	11%
April	1,332	1,429	(7%)	1,000	899	11%
May	1,378	1,279	8%	1,147	1,048	9%
June		1,213			1,537

The foregoing financial data is preliminary and may change materially. In addition, this preliminary financial data for the two months ended May 31, 2017 is not necessarily indicative of the results to be achieved for the full quarter ending June 30, 2017 or any future period. The preliminary data set forth above have been prepared by, and are the responsibility of, our management. The information has not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information is subject to revision as we prepare our financial statements and other disclosures for the three months ending June 30, 2017, including all disclosures required by United States generally accepted accounting principles. Because we have not completed our normal quarterly closing and review procedures for the quarter, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months ending June 30, 2017 may differ materially from this information.

April Refinancing

On April 4, 2017, we consummated the issuance and sale of $125,000,000 aggregate principal amount of our 5 7/8% Senior Notes due November 2024 (the “2024 Notes”) and $100,000,000 aggregate principal amount of our 5 1/4% Senior Notes due June 2026 (the “2026 Notes”) in an underwritten public offering (the “April Notes Offering”). The 2024 Notes have the same terms as, and are treated as a single series with, our outstanding $300,000,000 aggregate principal amount of 5 7/8% Senior Notes due November 2024, issued on November 6, 2014, and the 2026 Notes have the same terms as, and are treated as a single series with, our outstanding $300,000,000 aggregate principal amount of 5 1/4% Senior Notes due June 2026, issued on May 31, 2016.

We subsequently used the net proceeds of the April Notes Offering and available cash on hand to repay in full the $230,000,000 aggregate principal amount outstanding of our 8 2/5% Senior Notes due May 2017.

We refer to the April Notes Offering and the subsequent repayment of our 8 2/5% Senior Notes due May 2017 as the “April Refinancing.”

Holder Repurchase Right and Redemption of 1  1/4% Convertible Senior Notes due August 2032

We intend to issue a notice of redemption to the holders of our 1  1/4% convertible senior notes due 2032 (the “2032 Notes”) pursuant to which we will redeem the 2032 Notes at a price of 100% of the principal amount, plus accrued and unpaid interest, on August 7, 2017, unless earlier repurchased or converted. Prior to such redemption date, the holders of the 2032 Notes are entitled to require us to repurchase their notes on August 1, 2017 at a price of 100% of the principal amount, plus accrued and unpaid interest. The 2032 Notes are convertible into shares of our common stock at a conversion rate of 24.9207 shares of our common stock per $1,000 principal amount of 2032 Notes, with a conversion price of $40.13 per share. The Company will adjust the conversion rate in connection with the quarterly dividend of $0.04 per share, payable on June 30, 2017, and any subsequent cash dividends, if and when required by the terms of the applicable indenture. As of June 2, 2017, the closing sale price of our common stock was $37.10 per share.

Sale of $350 million aggregate principal amount of 5.00% Senior Notes due 2027

On June 6, 2017, we priced the offering of $350 million aggregate principal amount of a new series of our senior notes. The notes will pay interest semi-annually in arrears at a rate of 5.00% per year and will mature on June 15, 2027, unless repurchased or redeemed earlier. Subject to customary closing conditions, we expect to issue the 5.00% senior notes on or about June 9, 2017. The closing of this offering is not conditioned upon the consummation of the 5.00% senior notes offering.

The foregoing disclosure is for informational purposes only and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, any debt securities, including the 5.00% senior notes described above.

Corporate information

Our principal executive offices are located at 1100 Wilson Boulevard, #2100, Arlington, Virginia 22209, and our telephone number is (240) 532-3806.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the sections of this prospectus supplement entitled “Description of capital stock” and our certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission, or SEC, and are available upon request.

Issuer	CalAtlantic Group, Inc., a Delaware corporation.

Selling stockholder	MP CA Homes LLC

Common stock offered	10,000,000 shares

Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of our common stock.

Shares of common stock outstanding immediately following this offering	114,623,182 shares of our common stock are outstanding as of June 6, 2017. Because the shares of common stock being sold by the selling stockholder in this offering are already outstanding, the sale of such shares will not increase the number of outstanding shares of our common stock. However, if consummated, the share repurchase and our subsequent retirement of shares of our common stock repurchased thereunder would decrease the number of outstanding shares of our common stock.

Use of proceeds	All shares of our common stock sold pursuant to this prospectus supplement and the accompanying prospectus will be sold by the selling stockholder. We will not receive any of the proceeds from such sales.

Dividends	We currently pay a quarterly cash dividend of $0.04 per share. Our Board of Directors has declared a quarterly dividend of $0.04 per share, payable on June 30, 2017, to common stockholders of record on June 15, 2017. Accordingly, purchasers of common stock in this offering who continue to hold such common stock through June 15, 2017, will be entitled to received the dividend to be paid on June 30, 2017. Although we expect to continue to pay regular dividends, any future determination to pay dividends on our common stock will be made by our Board of Directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions, business strategy and other factors that our Board of Directors deems relevant. For additional information, see “Price Range of Our Common Stock and Dividends.”

Share repurchase	We have entered into an agreement with the selling stockholder to repurchase shares of our common stock directly from the selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering, subject to the terms and conditions outlined therein. The share repurchase is expected to be consummated concurrently with this offering and is conditioned upon the closing of this offering. See “—Recent Developments—Recent Share Repurchases.”

New York Stock Exchange symbol for common stock	Our common stock is listed on the New York Stock Exchange under the symbol “CAA.”

Risk Factors	You should carefully read and consider the information set forth under the caption “Risk factors” and all other information set forth in and incorporated by reference into this prospectus supplement before investing in our common stock.

Summary consolidated financial information and operating data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2016 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the three months ended March 31, 2017 and 2016 is derived from our unaudited condensed consolidated financial statements. Operating results for the three months ended March 31, 2017 are not necessarily indicative of results that may be expected for the full fiscal year. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated herein by reference. See “Where you can find more information.”

On October 1, 2015, Standard Pacific Corp. (“Standard Pacific”) completed its merger transaction with The Ryland Group, Inc. (“Ryland”), with Standard Pacific continuing as the surviving corporation and changing its name to CalAtlantic Group, Inc. Because the closing of the merger occurred on October 1, 2015, the financial information and operating data below for the year ended December 31, 2014 includes only stand-alone data for predecessor Standard Pacific, and the financial information and operating data below for the year ended December 31, 2015 includes Ryland’s operations only from and after October 1, 2015. In connection with the merger, on October 1, 2015, we completed a one-for-five reverse stock split. All prior period share and per share amounts have been restated to reflect such reverse stock split.

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2016	2015	2014
Income Statement Data
Homebuilding:
Home sale revenues	$1,337,699	$1,179,165	$6,354,869	$3,449,047	$2,366,754
Land sale revenues	—	6,518	33,171	47,364	44,424

Total revenues	1,337,699	1,185,683	6,388,040	3,496,411	2,411,178

Cost of home sales	(1,062,855)	(932,128)	(4,967,278)	(2,676,666)	(1,748,954)
Cost of land sales	—	(6,367)	(30,132)	(43,274)	(43,841)

Total cost of sales	(1,062,855)	(938,495)	(4,997,410)	(2,719,940)	(1,792,795)

Gross margin	274,844	247,188	1,390,630	776,471	618,383

Gross margin percentage	20.5%	20.8%	21.8%	22.2%	25.6%

Selling, general and administrative expenses	(156,276)	(136,701)	(664,459)	(390,710)	(275,861)
Income (loss) from unconsolidated joint ventures	3,888	1,189	4,057	1,966	(668)
Other income (expense)	(169)	(3,408)	(16,726)	(62,177)	(1,733)

Homebuilding pretax income	122,287	108,268	713,502	325,550	340,121

Financial Services:
Revenues	19,956	17,552	88,695	43,702	25,320
Expenses	(12,375)	(10,616)	(49,081)	(26,763)	(15,477)

Financial services pretax income	7,581	6,936	39,614	16,939	9,843

Income before income taxes	129,868	115,204	753,116	342,489	349,964
Provision for income taxes	(47,248)	(42,543)	(268,386)	(128,980)	(134,099)

Net income	82,620	72,661	484,730	213,509	215,865
Less: Net income allocated to preferred stockholder	—	—	—	(32,997)	(51,650)
Less: Net income allocated to unvested restricted stock	(301)	(113)	(1,168)	(369)	(297)

Net income available to common stockholders	$82,319	$72,548	$483,562	$180,143	$163,918

Income Per Common Share:
Basic	$0.72	$0.60	$4.09	$2.51	$2.94
Diluted	$0.62	$0.52	$3.60	$2.26	$2.68
Weighted Average Common Shares Outstanding:
Basic	114,487,245	120,814,939	118,212,740	71,713,747	55,737,548
Diluted	132,505,435	138,430,580	135,984,985	81,512,953	63,257,082
Weighted Average Additional Common Shares Outstanding if Preferred Shares Converted to Common Shares:	—	—	—	13,135,814	17,562,557
Total Weighted Average Diluted Common Shares Outstanding if Preferred Shares Converted to Common Shares	132,505,435	138,430,580	135,984,985	94,648,767	80,819,639

	Three months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
Selected Operating Data
New homes delivered:
North	683	561	3,034	787		n/a
Southeast	881	713	4,029	2,471		1,871
Southwest	786	854	3,891	1,891		1,059
West	662	599	3,275	2,088		2,026

Total	3,012	2,727	14,229	7,237		4,956

Average selling prices of homes delivered (Dollars in thousands):
North	$344	$332	$335	$334	$	n/a
Southeast	399	389	386	395		354
Southwest	428	402	426	462		465
West	628	622	649	640		598

Total	$444	$432	$447	$477		$478

Net new orders(1):
North	1,056	891	3,329	556		n/a
Southeast	1,283	1,201	4,201	2,342		1,841
Southwest	987	1,131	3,603	1,838		1,207
West	978	912	3,302	2,427		1,919

Total	4,304	4,135	14,435	7,163		4,967

Average number of selling communities during the period(2):
North	141	115	129	30		n/a
Southeast	186	183	183	111		74
Southwest	153	177	168	87		50
West	82	96	90	71		58

Total	562	571	570	299		182

	At March 31,				At December 31,
	2017		2016		2016		2015		2014
	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar value	Homes	Dollar value
Backlog (Dollars in thousands)(3):
North	1,671	$596,498	1,333	$456,243	1,298	$464,253	1,003	$348,285	n/a	$	n/a
Southeast	2,195	929,035	2,109	876,617	1,793	776,402	1,621	702,388	771		365,355
Southwest	1,815	875,041	2,179	989,226	1,614	764,583	1,902	845,499	546		289,627
West	1,428	858,594	1,398	889,993	1,112	658,613	1,085	675,920	394		261,394

Total	7,109	$3,259,168	7,019	$3,212,079	5,817	$2,663,851	5,611	$2,572,092	1,711		$916,376

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014
Other Data
Net cash provided by (used in) operating activities	$91,758	$(27,622)	$322,314	$(271,361)	$(362,397)
Net cash provided by (used in) investing activities	$(14,359)	$(2,950)	$2,929	$184,674	$(31,020)
Net cash provided by (used in) financing activities	$(103,533)	$37,197	$(303,710)	$60,888	$242,519
Adjusted Homebuilding EBITDA(4)	$178,864	$171,230	$996,183	$648,313	$502,423
Homebuilding interest incurred(5)	$51,705	$62,725	$233,225	$171,509	$153,695
Homebuilding interest capitalized to inventories owned	$50,875	$61,845	$229,200	$169,233	$151,962
Homebuilding interest capitalized to investments in joint ventures	$830	$880	$4,025	$2,276	$1,733

	At March 31,		At December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2016	2015	2014
Selected Balance Sheet Data and Other Financial Data:
Homebuilding cash (including restricted cash)	$174,187	$204,180	$219,407	$187,066	$218,650
Inventories owned	$6,556,275	$6,317,066	$6,438,792	$6,069,959	$3,255,204
Total assets	$8,693,770	$8,431,737	$8,709,044	$8,429,402	$4,151,639
Homebuilding debt	$3,417,901	$3,666,812	$3,419,787	$3,487,699	$2,113,301
Financial services debt	$154,467	$164,943	$247,427	$303,422	$89,413
Stockholders’ equity	$4,287,373	$3,941,969	$4,207,586	$3,861,436	$1,676,688
Stockholders’ equity per common share(6)	$37.42	$33.20	$36.77	$31.84	$30.47
Pro forma stockholders’ equity per common share(7)	$37.42	$33.20	$36.77	$31.84	$23.10
Cash dividends declared per common share(8)	$0.04	$0.04	$0.16	$0.04	$—

(1)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes (which includes cancellations in beginning backlog and related to orders generated during such period).

(2)	Refers to the average number of our communities from which homes were sold during the periods presented.

(3)	Backlog represents orders for the purchase of homes which have not been delivered to the homebuyer as of the period end date.

(4)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) impairment charges and deposit write-offs, (e) gain (loss) on early extinguishment of debt, (f) homebuilding depreciation and amortization, including amortization of capitalized model costs, (g) amortization of stock-based compensation, (h) income (loss) from unconsolidated joint ventures, (i) income (loss) from financial services subsidiaries, (j) extraordinary purchase accounting adjustments and (k) merger and other one-time transaction related costs. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to management and investors as it provides perspective on the underlying performance of the business. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure, and due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity measure prescribed by GAAP.

The table set forth below reconciles net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)
Net income	$82,620	$72,661	$484,730	$213,509	$215,865
Provision for income taxes	47,248	42,543	268,386	128,980	134,099
Homebuilding interest amortized to cost of sales	39,428	30,382	171,701	139,381	123,112
Homebuilding depreciation and amortization	12,676	12,012	61,552	40,987	27,209

EBITDA	181,972	157,598	986,369	522,857	500,285
Add:
Amortization of stock-based compensation(a)	4,294	3,786	17,794	15,624	8,469
Cash distributions of income from unconsolidated joint ventures	3,081	450	671	2,830	1,875
Merger-related purchase accounting adjustments included in cost of home sales	—	12,677	18,535	64,170	—
Merger and other one-time costs	986	4,844	16,485	61,737	—
Less:
Income (loss) from unconsolidated joint ventures	3,888	1,189	4,057	1,966	(668)
Income from financial services subsidiaries	7,581	6,936	39,614	16,939	8,874

Adjusted Homebuilding EBITDA	$178,864	$171,230	$996,183	$648,313	$502,423

(a)	Beginning with the 2016 third quarter, we removed amortization of stock-based compensation as a component of the EBITDA subtotal and began including this amount as an adjusting item to calculate Adjusted Homebuilding EBITDA. Prior periods presented have been restated to conform to this new presentation.

(5)	Homebuilding interest incurred represents interest capitalized to real estate inventories and interest capitalized to investments in unconsolidated joint ventures, the components of which are set forth in the table, for the applicable periods and excludes interest attributable to financial services.
(6)	At December 31, 2014, common shares outstanding exclude 17.6 million common equivalent shares issuable upon conversion of the 53,565 shares of our preferred shares outstanding. On October 1, 2015, the selling stockholder converted such preferred shares into 17.6 million shares of our common stock in connection with the merger with Ryland, and no common equivalent shares issuable upon conversion of preferred shares were outstanding at December 31, 2015 or 2016 or March 31, 2016 or 2017.
(7)	As a result of the preferred shares held by the selling stockholder described above, pro forma common shares outstanding at December 31, 2014 includes 17.6 million common equivalent shares issuable upon conversion of the preferred shares then outstanding.
(8)	Our Board of Directors has declared a quarterly dividend of $0.04 per share, payable on June 30, 2017, to common stockholders of record on June 15, 2017.

Selected Supplemental Pro Forma Financial and Operating Data

As noted above, because the closing of the merger of Ryland into Standard Pacific occurred on October 1, 2015, the financial information and operating data above for the year ended December 31, 2014 includes only stand-alone data for predecessor Standard Pacific, and the financial information and operating data above for the year ended December 31, 2015 includes Ryland’s operations only from and after October 1, 2015. To aid readers with 2016 fiscal year over 2015 fiscal year and 2015 fiscal year over 2014 fiscal year comparability for the entire merged business, we also are including the limited supplemental pro forma information below.

This supplemental information is a combination of selected full year 2014 and 2015 Standard Pacific and Ryland financial and operating data as well as the actual full year 2016 CalAtlantic financial and operating data. The following unaudited selected condensed combined pro forma data combines the historical home sale revenues, homes delivered, net new orders, backlog and average active selling communities of Standard Pacific and Ryland, giving effect to the merger as if it had been consummated on January 1, 2014 for the full year 2014 and 2015 financial and operating data. The selected condensed combined pro forma financial data are presented for illustrative purposes only, and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger with Ryland been completed on January 1, 2014. The pro forma data has not been prepared in accordance with SEC guidance for the preparation of pro forma financial statements and is provided for informational purposes only.

	Year Ended December 31,
	Actual 2016	Pro Forma
		2015	2014
	Dollars in thousands
Home sale revenues
North	$1,015,503	$923,541	$899,357
Southeast	1,555,980	1,345,025	1,154,688
Southwest	1,658,949	1,442,100	1,325,097
West	2,124,437	1,569,631	1,543,579

Consolidated total	$6,354,869	$5,280,297	$4,922,721

	Year Ended December 31,
	Actual 2016		Pro Forma
			2015		2014
	Homes	ASP	Homes	ASP	Homes	ASP
	(Dollars in thousands)
New homes delivered:
North	3,034	$335	2,727	$339	2,711	$332
Southeast	4,029	386	3,732	360	3,664	315
Southwest	3,891	426	3,552	406	3,636	364
West	3,275	649	2,549	616	2,622	589

Consolidated total	14,229	$447	12,560	$420	12,633	$390

Net new orders:
North	3,329	$337	2,757	$339	2,664	$338
Southeast	4,201	378	3,976	369	3,627	331
Southwest	3,603	430	4,029	413	3,784	377
West	3,302	630	3,089	602	2,560	587

Consolidated total	14,435	$439	13,851	$428	12,635	$398

	Year Ended December 31,
	Actual 2016	Pro Forma
		2015	2014
Average number of selling communities during the period:
North	129	117	109
Southeast	183	173	155
Southwest	168	183	155
West	90	85	75

Consolidated total	570	558	494

	At December 31,
	Actual		Pro Forma
	2016		2015		2014
	Homes	Dollar Value	Homes	Dollar Value	Homes	Dollar Value
	(Dollars in thousands)
Backlog:
North	1,298	$464,253	1,003	$348,285	973	$337,784
Southeast	1,793	776,402	1,621	702,388	1,378	549,584
Southwest	1,614	764,583	1,902	845,499	1,426	599,654
West	1,112	658,613	1,085	675,920	551	348,380

Consolidated total	5,817	$2,663,851	5,611	$2,572,092	4,328	$1,835,402

Risk factors

An investment in our common stock involves certain risks. You should carefully consider the risks described below that are specific to our common stock, and those that could affect us and our business described in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks and uncertainties, as well as other risks that we cannot foresee at this time, have the potential to affect our business, financial condition, results of operations, cash flows, strategies and prospects in a material and adverse manner. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business, financial condition, results of operations, cash flows, strategies and prospects.

Our principal stockholder has the ability to exercise significant influence over the composition of our Board of Directors and matters requiring stockholder approval.

As of June 6, 2017, MatlinPatterson held 37% of the voting power of our voting stock. Immediately following the sale of the 10,000,000 shares of common stock by MatlinPatterson in this offering and the consummation of the share repurchase, MatlinPatterson will hold     % of the voting power of our common stock (or     % if the underwriters’ option is exercised in full). Pursuant to the amended and restated stockholders agreement that we entered into with MatlinPatterson, effective October 1, 2015, MatlinPatterson is entitled to designate up to two directors to serve on our Board of Directors so long as they hold at least 20% of our voting power and one director so long as they hold at least 10% of our voting power, giving MatlinPatterson the ability to exercise significant influence on the composition and actions of our Board of Directors. The number of directors that MatlinPatterson is entitled to designate will not change as a result of this offering.

In addition, this large voting block may have a significant or decisive effect on the approval or disapproval of matters requiring approval of our stockholders, including any amendment to our certificate of incorporation, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. The interests of MatlinPatterson in these other matters may not always coincide with the interests of our other stockholders. In addition, the ownership of such a large block of our voting power and the right to designate directors by MatlinPatterson may discourage third-parties from making a significant equity investment in us, even if we needed the investment to operate our business, or could be a significant factor in delaying or preventing a change of control transaction that other stockholders may deem to be in their best interests.

Our charter, bylaws, stockholders’ rights agreement and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock.

Our certificate of incorporation also authorizes our Board of Directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, rights of existing stockholders could be negatively affected. For example, subject to applicable law, our Board of Directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to our existing common stock. The ability of our Board of Directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

We also have a stockholders’ rights agreement that could make it difficult to acquire us without the approval of our Board of Directors. Our stockholders’ rights agreement has been filed with and is publicly available at or from the SEC; see “Where you can find more information.”

In addition, some of our debt covenants contained in the indentures for our outstanding public notes and our revolving credit facility may delay or prevent a change in control. Our outstanding notes contain change of control provisions that give the holders of our outstanding notes the right to require us to purchase the notes upon a change in control triggering event at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest. In addition, a change of control is an event of default under our revolving credit facility.

Future sales of our common stock, or the perception that future sales may occur, or other dilution of our equity may adversely affect the market price of our common stock.

Except as described in the section titled “Underwriting,” we are not restricted from issuing common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The issuance of shares of our common stock or other issuances of convertible or other equity related securities, including preferred stock, options, and warrants, will dilute the ownership interest of our common stockholders.

In addition, sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or the perception that such sales could occur, or any hedging or arbitrage trading activity involving our common stock, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. The market price of our common stock could also decrease as a result of conversion of equity related securities or the perception that sales or conversions could occur. Pursuant to the amended and restated stockholders agreement that we entered into with MatlinPatterson, MatlinPatterson may request that we register or conduct an underwritten offering of other shares of our common stock held by it. We cannot predict the effect that future sales of our common stock or other equity-related securities or the conversion thereof would have on the market price of our common stock.

The market price of our common stock may fluctuate widely.

The market price of our common stock has historically experienced fluctuations and is subject to significant fluctuation in the future in response to a number of significant factors, including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	actual or anticipated changes in interest rates;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

The market price of our common stock could continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in this “Risk factors” section, in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and in the “Forward-looking statements” section.

Non-U.S. holders may be subject to taxes (including withholding taxes) on payments in connection with a disposition of shares of our common stock.

Because we believe that we are a United States real property holding corporation, upon a sale or disposition of our common stock, non-U.S. holders (a) may be subject to tax (including withholding tax) if (a) our common stock is not regularly traded on a established securities market, or (b) may be subject to tax (but not withholding tax) if our common stock is regularly traded on an established securities market, and the non-U.S. holder holds (or within the last five years has held) common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. See “Material U.S. Federal Income Tax Consideration” below.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC may also contain such forward-looking statements. Forward-looking statements in, or incorporated into, this prospectus supplement and the accompanying prospectus, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our strategy;

•	our Share Purchase Program;

•	our geographic market expansion strategy

•	our plans to continue to use significant portions of our cash resources to make substantial investments in land and the source of funds for such investments;

•	our preliminary results for April and May 2017;

•	the expected closing of our 5.00% senior notes;

•	our plans to invest in larger land parcels;

•	the strength of our land pipeline;

•	our plans to maintain a supply of speculative homes in each community;

•	housing market conditions and trends in the geographic markets in which we operate;

•	our land acquisition strategy and our sources of funds relating thereto;

•	the impact of future market rate risks on our financial assets and borrowings;

•	our expectation to convert the 2016 year-end backlog in 2017;

•	the sufficiency of our warranty and other reserves;

•	trends in new home deliveries, orders, backlog, home pricing, leverage and gross margins;

•	the sufficiency of our liquidity to implement our strategy and our ability to access additional capital and refinance existing indebtedness;

•	litigation outcomes and related costs;

•	plans to purchase our notes prior to maturity and to engage in debt exchange transactions;

•	the effect of seasonal trends;

•	our ability to realize the value of our deferred tax assets and the timing relating thereto;

•	our plans to enhance revenue while maintaining an appropriate sales pace;

•	that we may acquire other homebuilders;

•	the market rate risks relating to our debt and investments;

•	our plans to concentrate operations and capital in growing markets;

•	the impact of recent accounting standards;

•	amounts remaining to complete relating to existing surety bonds; and

•	our interest rate hedging and derivatives strategy.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied. Such factors include, but are not limited to, the following:

•	adverse economic conditions that negatively impact the demand for homes;

•	the market value and availability of land;

•	the willingness of customers to purchase homes at times when mortgage-financing costs are high or when credit is difficult to obtain;

•	competition with other homebuilders as well as competition from the sellers of existing homes and rental properties;

•	the cost and availability of labor and materials;

•	our ability to obtain suitable bonding for development of our communities;

•	high cancellation rates;

•	the risk of our longer-term acquisition strategy;

•	adverse weather conditions, natural disasters and climate change;

•	product liability and warranty claims;

•	the inherent danger of our building sites;

•	our reliance on subcontractors and their ability to construct our homes;

•	risks relating to our mortgage financing activities, including our obligation to repurchase loans we previously sold in the secondary market;

•	our dependence on key employees;

•	risks relating to acquisitions, including integration risks;

•	our failure to maintain the security of electronic and other confidential information;

•	the adverse effects of negative media publicity;

•	government regulation, including environmental, building, energy efficiency, climate change, employment, worker health, safety, mortgage lending, title insurance, zoning and land use regulation;

•	increased regulation of the mortgage industry;

•	changes to tax laws that make homeownership more expensive;

•	the impact of “slow growth,” “no growth” and similar initiatives;

•	our ability to obtain additional capital when needed and at an acceptable cost;

•	the amount of, and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing;

•	our ability to generate cash, including to service our debt;

•

risks relating to our unconsolidated joint ventures, including our ability and the ability of our partners to contribute funds to our joint ventures when needed or contractually agreed to, entitlement and development risks for the land owned by our joint ventures, the availability of financing to the joint ventures, our completion obligations to the joint ventures, the illiquidity of our joint venture investments, partner disputes, and risks relating to our determinations concerning the consolidation or non-consolidation of our joint venture investments;

•	the influence of our principal stockholder;

•	the provisions of our charter, bylaws and stockholders’ rights agreement that could delay, defer or prevent a third party from acquiring us; and

•	other risks discussed in this prospectus supplement, the accompanying prospectus and our other filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2016.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement or the accompanying prospectus. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Use of proceeds

All shares of common stock sold in this offering will be sold by the selling stockholder. We will not receive any of the proceeds from such sales.

Price Range of Common Stock and Dividends

Shares of our common stock are listed on the New York Stock Exchange under the symbol “CAA.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the New York Stock Exchange Composite Tape; as well as the quarterly cash dividends declared and paid per share for such periods.

	High	Low	Dividend
Year ended December 31, 2015:
First quarter	$45.70	$32.60	$—
Second quarter	45.95	38.95	—
Third quarter	46.75	38.95	—
Fourth quarter	43.24	36.23	0.04
Year ended December 31, 2016:
First quarter	$37.51	$26.97	$0.04
Second quarter	38.41	31.03	0.04
Third quarter	40.94	32.86	0.04
Fourth quarter	43.24	30.18	0.04
Year ended December 31, 2017:
First quarter	$38.37	$32.47	$0.04
Second quarter (through June 6, 2017)	$38.58	$34.89	—

On June 6, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $36.11 per share.

As of June 6, 2017, the number of record holders of our common stock was 1,653.

Our Board of Directors has declared a quarterly dividend of $0.04 per share, payable on June 30, 2017, to common stockholders of record on June 15, 2017. Accordingly, purchasers of common stock in this offering who continue to hold such common stock through June 15, 2017, will be entitled to receive the dividend to be paid on June 30, 2017. The declaration and payment of further cash dividends on shares of our common stock, whether at current levels or at all, is at the discretion of our Board of Directors. Our Board of Directors evaluates the payment of cash dividends each quarter, and the declaration and amount of dividends, if any, depends upon, among other matters, our expected future earnings, cash flows from operations, capital requirements, access to external financing, covenants and other requirements under our credit facility or our other debt obligations and our general financial condition, as well as general business conditions.

Selling Stockholder

When we refer to the “selling stockholder” in this prospectus supplement, we mean MatlinPatterson and its donees, pledgees, transferees and other successors in interest.

The following table sets forth the aggregate number of shares of our common stock beneficially owned by the selling stockholder as of June 6, 2017, the number of shares offered by the selling stockholder pursuant to this prospectus supplement, and information with respect to the shares of common stock to be beneficially owned by the selling stockholder after the sale of the shares offered hereby. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock.

	Number of Shares Beneficially Owned				Number of Shares Being Offered	Number of Shares Beneficially Owned After this Offering (Assuming Underwriters’ Option is Not Exercised)			Number of Shares Beneficially Owned After this Offering (Assuming Underwriters’ Option is Exercised in Full)
Name of Selling Stockholder	Shares		Percent			Shares	Percent		Shares	Percent
MP CA Homes LLC(1)	42,842,557	(1)	37.4	%(1)(2)	10,000,000	32,842,557	28.7	%(2)(3)	31,342,557	27.3	%(2)(3)

(1)	Immediately prior to this offering, MatlinPatterson, an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of, 42,842,557 shares of our common stock, with respect to which it has shared dispositive and voting power. As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes LLC, each of David J. Matlin and Peter Schoels may be deemed to be the beneficial owner of all of the shares of common stock held by MP CA Homes, LLC over which they may be deemed to have shared voting and dispositive power. Pursuant to the amended and restated stockholders agreement that we entered into with MatlinPatterson, effective October 1, 2015, MatlinPatterson is entitled to designate up to two directors to serve on our Board of Directors so long as they hold at least 20% of our voting power and one director so long as they hold at least 10% of our voting power, giving MatlinPatterson the ability to exercise significant influence on the composition and actions of our Board of Directors. See “Description of capital stock— Stockholders agreement” in the accompanying prospectus. MatlinPatterson has designated David J. Matlin and Peter Schoels as directors.
(2)	Based on 114,623,182 outstanding shares of our common stock as of June 6, 2017.
(3)	Immediately following the sale of the shares by MatlinPatterson in this offering and after giving effect to the share repurchase, MatlinPatterson will continue to hold shares of our common stock representing % of the voting power of our common stock (or shares of our common stock if the underwriters’ option is exercised in full, representing % of the voting power of our common stock).

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares of our common stock, as of the date hereof. This summary deals only with shares of our common stock held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•

tax consequences to persons holding shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or

•	alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of shares of our common stock. “U.S. holder” means a beneficial owner of common stock for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends on the common stock

A distribution in respect of shares of our common stock generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum federal tax rate of 15% or 20%, depending upon the amount of a holder’s annual taxable income. The rate reduction will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange, redemption or certain other dispositions of common stock

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption (provided the redemption is treated as a sale or exchange) or certain other dispositions of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

When required, we or our paying agent will report to the holders of our common stock and the IRS amounts paid on or with respect to the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on the dividends paid on the common stock and proceeds from the sale of the common stock at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS by the U.S. holder on a timely basis.

Tax on Net Investment Income

A U.S. holder who is an individual, estate or a certain type of trust is required to pay a 3.8% Medicare tax on the lesser of (1) such U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include dividend income and net gains from the disposition of the common stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder who is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the common stock.

Consequences to non-U.S. holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of shares of our common stock. The term “non-U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Dividends on the common stock

Any dividends paid with respect to the shares of common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption or other disposition of common stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange) or other taxable disposition of shares of our common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” during the applicable statutory period and either (a) our common stock is not regularly traded on a established securities market, or (b) our common stock is regularly traded on an established securities market, and the non-U.S. holder holds (or within the last five years has held) common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. We currently qualify, and believe that we will continue to qualify, as a U.S. real property holding corporation.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. If income from the sale or exchange of shares of our common stock is subject to tax based on our status as a “U.S. real property holding corporation” as described on the third bullet above, the non-U.S. holder will be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder and, if our common stock has ceased to be regularly traded on an established securities market, the transferee of such shares may be required to deduct and withhold a tax equal to 5% of the amount realized on the disposition, unless certain exceptions apply. Any tax withheld may be credited against the United States federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.

Information reporting and backup withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends that we make to the holder if the holder provides proper certification of its status as a non-U.S. holder or otherwise establishes an exemption. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”) imposes a 30% withholding tax on payments of dividends on our common stock and, with respect to a disposition of our common stock occurring after December 31, 2018, the gross proceeds from the disposition of our common stock paid to a foreign financial institution or to certain non-financial foreign entities (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. You should consult your own tax advisors regarding FATCA.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, investors should consult their tax advisor as to particular tax consequences to you of holding and disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending of subsequent changes in applicable laws.

Underwriting

The selling stockholder is offering the shares of common stock described in this prospectus supplement through the underwriters. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint book running managers of the offering. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

Total	10,000,000

The underwriters are committed to purchase all the common stock offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,500,000 additional shares of common stock from the selling stockholder. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholder per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without underwriters’ option exercise	With underwriters’ full option exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $                .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, for a period of 45 days after the date of this prospectus supplement, other than any shares of our common stock granted under our existing stock-based incentive plans or issued upon the exercise of currently outstanding options, preferred stock, convertible securities, warrants or other rights.

The selling stockholder has agreed that it, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by the selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CAA”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through the underwriters’ option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, no offer of shares which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of shares in any member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that member state of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriters and their respective affiliates each received, and will receive, customary fees in connection with these roles. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or loans and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and loans.

Where you can find more information

CalAtlantic Group, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like CalAtlantic Group, Inc., who file electronically with the SEC. The address of that web site is www.sec.gov. Unless specifically listed under “Incorporation of certain documents by reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

In addition, CalAtlantic Group, Inc.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	our Current Reports on Form 8-K filed with the SEC on April 4, 2017, May 10, 2017 and June 6, 2017;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus supplement is a part. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

John P. Babel, Secretary

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Experts

The consolidated financial statements of CalAtlantic Group, Inc. and subsidiaries appearing in CalAtlantic Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal Matters

Gibson, Dunn & Crutcher LLP of Irvine, California has issued an opinion with respect to the validity of the common stock offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York. The selling stockholder has been represented in connection with this offering by Ropes & Gray LLP, New York, New York.

PROSPECTUS

CALATLANTIC GROUP, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: CalAtlantic Group, Inc.’s debt securities, the full and unconditional guarantee of our obligations under our debt securities by certain of our wholly-owned subsidiaries, and our common stock.

In addition, this prospectus covers resales of shares of our common stock beneficially owned by MP CA Homes LLC (“MatlinPatterson”), an affiliate of MatlinPatterson Global Advisers LLC, and one or more other selling stockholders. The timing and amount of any such resale is within the sole discretion of the applicable selling stockholder(s), subject to certain restrictions. We will not receive any proceeds from the sale of our common stock by any selling stockholders.

Each time we or any selling stockholders sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CAA.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus, in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2015

Unless otherwise indicated or the context otherwise requires, the terms “CalAtlantic,” “we,” “us” and “our” refer to CalAtlantic Group, Inc., a Delaware corporation, and its predecessors and consolidated subsidiaries.

The distribution of this prospectus may be restricted by law in some jurisdictions. You should inform yourself about and observe any such restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Neither we nor any selling stockholders have authorized anyone to give any information or make any representation about us or any selling stockholders that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. We take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you or representations that others may make. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us or any selling stockholders. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

i

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus or incorporated herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan” and similar expressions. Our forward-looking statements represent our current expectations or beliefs regarding future events or circumstances. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, those factors described under the caption “Risk Factors” in our periodic filings made with the Securities and Exchange Commission (“SEC”) and any prospectus supplement to this prospectus.

All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and circumstances, and they are subject to numerous known and unknown risks and uncertainties— many of which are out of our control and difficult to forecast—that could cause actual events or results to differ materially from those projected or implied. Our past performance or past or present economic conditions are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, except as required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings. In addition, selling stockholders may, from time to time, offer and sell shares our common stock.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of CalAtlantic Group, Inc., which may include guarantees of the debt securities by certain of the direct and indirect wholly-owned subsidiaries of CalAtlantic Group, Inc.; and

•	common stock of CalAtlantic Group, Inc.

We may also issue debt securities convertible into shares of our common stock.

This prospectus provides a general description of the securities we or any selling stockholders may offer hereunder. Each time we or any selling stockholders sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that are proposed to be sold;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that are proposed to be sold; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. We urge you to read both this prospectus and the prospectus supplement, together with the additional information incorporated by reference herein and therein. You may obtain copies of the incorporated documents as described below under the heading “Where You Can Find More Information.”

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THE COMPANY

CalAtlantic, a combination of Standard Pacific Corp. (“Standard Pacific”) and The Ryland Group, Inc. (“Ryland”), two of the nation’s largest and most respected homebuilders, offers homes in communities that meet the desires of customers across the homebuilding spectrum, from entry level to luxury, in 41 Metropolitan Statistical Areas spanning 17 states.

CalAtlantic was incorporated in the State of Delaware in 1991 under the name Standard Pacific Corp. Our principal executive offices are located at 15360 Barranca Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600. Our internet website address is www.calatlantichomes.com. Information on or connected to our internet website is not part of or incorporated into this prospectus.

SELECTED FINANCIAL DATA

On October 1, 2015, Ryland merged with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation (the “merger”). Effective at such time, Standard Pacific changed its name to CalAtlantic and effected a reverse stock split such that each five shares of common stock of Standard Pacific issued and outstanding immediately prior to the merger were combined and converted into one issued and outstanding share of CalAtlantic common stock. In connection with the merger, all outstanding shares of Standard Pacific preferred stock were converted into CalAtlantic common stock. The following data has been restated for all periods to retroactively reflect the five-for-one reverse stock split that was effective on October 1, 2015.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Basic income (loss) per common share	$1.22	$1.29	$2.94	$2.59	$7.59	$(0.24)	$(0.23)
Diluted income (loss) per common share	$1.12	$1.17	$2.68	$2.36	$7.21	$(0.24)	$(0.23)
Weighted average common shares outstanding:
Basic	54,914,435	55,702,998	55,737,548	50,623,649	40,390,760	38,781,943	21,040,571
Diluted	62,081,531	63,290,386	63,257,082	58,234,791	44,103,779	38,781,943	21,040,571
Weighted average additional common shares outstanding if preferred shares converted to common shares:	17,562,557	17,562,557	17,562,557	22,165,311	29,562,557	29,562,557	29,562,557
Total weighted average diluted common shares outstanding if preferred shares converted to common shares:	79,644,088	80,852,943	80,819,639	80,400,102	73,666,336	68,344,500	50,603,128

The selected financial data in the table above for the six-month periods ended June 30, 2014 and 2015 were derived from our unaudited consolidated financial statements. The data for the five years ended December 31, 2014 were derived from our audited consolidated financial statements. Financial information incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2015 and March 31, 2015, has not been adjusted to reflect the reverse stock split. The foregoing selected financial data should be read in conjunction with our consolidated financial statements and related notes included in our Form 10-K for the fiscal year ended December 31, 2014 and Form 10-Q for the six-months ended June 30, 2015.

RISK FACTORS

An investment in our securities involves risks. Our business and operations are influenced by many factors and are subject to various risks and uncertainties to which we are or may become subject—many of which are out of our control and difficult to forecast. These risks and uncertainties have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement. You should carefully consider the risks that could affect us and our business described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and any amendments thereto, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement before making an investment decision. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sales of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

We will not receive any proceeds from the sales of shares of our common stock by any selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)(2)	2.4x	2.7x	3.1x	2.7x	1.4x	—	—

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest, (c) expensing of previously capitalized interest included in costs of sales, (d) interest portion of rent expense, and (e) income (loss) from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $1.1 million and $1.1 million for the six months ended June 30, 2015 and 2014, respectively, and $2.3 million, $2.8 million, $2.3 million, $1.7 million and $1.3 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(2)	For the years ended December 31, 2011 and 2010, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such periods were $62.8 million and $23.1 million, respectively.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. Additionally, selling stockholders may offer and sell shares of our common stock by this prospectus. These summaries may not be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

COMMON STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after payment or provision for payment of all liabilities and payment of all liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets with any other series of common stock and any preferred stock so entitled. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our amended and restated certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any new series of common stock, including, without limitation:

•	dividend rights (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board each series of common stock may be entitled to elect); and

•	rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of common stock;

•	fix the number of shares constituting any series of common stock and the designation of each such series; and

•	increase or decrease the number of shares of any series of common stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board of directors, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stockholders.

Our common stock is listed under the symbol “CAA” on the New York Stock Exchange. Computershare is the Transfer Agent and Registrar for our common stock.

Preferred Stock

As of the date of this prospectus, 1,000,000 shares of our preferred stock are designated as “Series A Junior Participating Cumulative Preferred Stock.” No shares of Series A Junior Participating Cumulative Preferred Stock are outstanding. In certain circumstances, the shares of Series A Junior Participating Cumulative Preferred Stock are issuable upon exercise of our stockholder rights, subject to the terms of such rights and our Stockholder Rights Agreement. See “—Stockholder Rights Agreement” below.

Our board of directors may, without stockholder approval, issue, in addition to the authorized but unissued shares of Series A Junior Participating Cumulative Preferred Stock, up to 9,000,000 shares of our preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions of any series of preferred stock, including without limitation:

•	dividend rights (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board each class or series of preferred stock may be entitled to elect); and

•	rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock;

•	fix the number of shares constituting any series of preferred stock and the designations of each such series; and

•	increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of such series, but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board of directors may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stockholders, and the board could take that action without stockholder approval.

Effect of New Issuance

If our board of directors were to approve the issuance of a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to our existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to our existing common stockholders;

•	delay or prevent a change in control of the company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

MatlinPatterson Stockholders Agreement

On June 14, 2015, we and MatlinPatterson entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which amended and restated a Stockholders Agreement we entered into with MatlinPatterson on June 28, 2008, as amended. The Stockholders Agreement provides, among other matters, as follows:

•	for so long as MatlinPatterson owns at least 20% of our voting power, it will have the right to designate two directors to serve on our board of directors. If MatlinPatterson owns less than 20% but at least 10% of our voting power, MatlinPatterson will have the right to designate one director to serve on our board of directors. To the extent MatlinPatterson decreases its holdings of our voting stock to less than any of the aforementioned thresholds, we will have the right to request the resignation of directors designated by MatlinPatterson so that the number of directors designated by MatlinPatterson equals the numbers of directors MatlinPatterson is entitled to designate;

•	until October 1, 2018, MatlinPatterson will vote:

•	in favor of the governance matters set forth in our bylaws, and

•	against any proposal, amendment or action that could reasonably be expected to alter or amend such governance matters;

•	MatlinPatterson and its affiliates are subject to certain standstill provisions and restrictions on their ability to transfer our common stock, including a prohibition providing that prior to April 1, 2016, no transfers may be made without approval of our board of directors except for certain transfers to MatlinPatterson’s permitted affiliates that agree to be bound by the Stockholders Agreement. After the expiration of such period, transfers may be made in certain limited instances, including pursuant to Rule 144 of the Securities Act, so long as, to MatlinPatterson’s knowledge, such transfer is not to any party that would together with its affiliates have a resulting ownership of 15% or more of our voting stock following such transfer;

•	MatlinPatterson and its affiliates are generally prohibited from acquiring any additional capital stock of ours without the consent of the board of directors and, in certain circumstances, the affirmative vote of a majority of our voting stock not held by MatlinPatterson; and

•	MatlinPatterson may sell our capital stock under a shelf registration statement and pursuant to customary demand and piggy-back registration rights. In the event MatlinPatterson makes a demand registration in accordance with the terms of the Stockholders Agreement, the securities will be included in the following order of priority:

•	registrable securities of any holder on whose behalf MatlinPatterson has submitted a registration request;

•	registrable securities of any other holder who has delivered a request for registration; and

•	any other securities of ours that are requested to be included.

A copy of the Stockholders Agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Stockholders’ Rights Agreement

Effective December 20, 2011, we entered into an Amended and Restated Rights Agreement with Mellon Investor Services LLC, as rights agent (as amended, the “Rights Agreement”). The December 20, 2011 rights agreement amended and restated in its entirety our then effective rights agreement, a form of which had been in effect since December 31, 2001. On October 30, 2014, our board of directors further amended the Rights Agreement to, among other things, change the rights agent to Computershare Inc., as successor in interest to Mellon Investor Services LLC, revise the definition of beneficial ownership to capture ownership through derivative contracts and extend the expiration date of the rights and the Rights Agreement to December 31, 2017. Each share of our common stock issued by us (prior to the expiration of the Rights Agreement or redemption or distribution of the rights) will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each right, unless held by a person or group that beneficially owns (as defined in the Rights Agreement) more than 15% of our outstanding voting stock or certain transferees of such beneficial owners, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative Preferred Stock, at an exercise price of $100.00, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire through a tender offer or exchange offer, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right, other than the acquiring person or group or certain transferees thereof, will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.005 per right until the tenth business day after a person or group acquires 15% or more of our voting stock unless we have merged or been acquired or the rights have expired prior to such date. The rights will expire on December 31, 2017, unless earlier redeemed, exchanged or exercised. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

MatlinPatterson and its affiliates are defined as “Exempt Persons” under the Rights Agreement, and therefore will not be deemed an acquiring person, provided that MatlinPatterson and its affiliates will immediately cease to be an “Exempt Person” if a majority of the members of our board of directors who were not designated by MatlinPatterson pursuant to the Stockholders Agreement, whether or not such members constitute a quorum of the board, determine, in good faith, that (i) MatlinPatterson or its affiliates are in material breach of the Stockholders Agreement, or that the Stockholders Agreement is no longer in full force and effect, and (ii) that MatlinPatterson and its affiliates shall be deemed no longer to be an “Exempt Person” under the Rights Agreement.

The terms of the rights are fully described in the Rights Agreement between Computershare Inc., as rights agent, and us. You should refer to the Rights Agreement for a more detailed description of the terms and provisions of the rights. A copy of the Rights Agreement, including all amendments, has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws each include a forum selection provision providing that, unless the company consents in writing, a state (or, if no state court located within the State of Delaware has jurisdiction, federal) court in Delaware will be the sole and exclusive forum for any stockholder to bring any derivative action, any action asserting a claim of breach of fiduciary duties, any action asserting a claim arising from a provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or any action asserting a claim governed by the internal affairs doctrine.

Certain Governance Matters Until October 1, 2018

As of the date hereof, our board of directors consists of ten members, of whom two are executive directors and eight are non-executive directors. In connection with the merger, five members of our board were designated by Ryland from the Ryland board of directors as of immediately prior to the effective time of the merger, including Mr. Larry Nicholson, our President and Chief Executive, and Mr. William Jews, the lead independent director of our board, and five members were designated by Standard Pacific from the Standard Pacific board of directors as of immediately prior to the effective time of the merger, including Mr. Scott Stowell, our Executive Chairman.

Under our amended and restated bylaws, until October 1, 2018, which is the third anniversary of the effective time of the merger, our board may only remove the lead independent director from his role by an affirmative vote of at least 75% of the our entire board (excluding the lead independent director) and a vacancy resulting from his cessation of service can only be filled by a Continuing Ryland Director (as such term is defined in our amended and restated bylaws).

Vacancies on our board resulting from cessation of service, including removal, prior to October 1, 2018, by an appointed or designated Continuing Ryland Director or an appointed or designated Continuing Standard Pacific Director (as such term is defined in our amended and restated bylaws) will be filled only by an individual whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors or by at least a majority of the Continuing Standard Pacific Directors, respectively, then in office (even if less than a quorum), or by a sole remaining Continuing Ryland Director or Continuing Standard Pacific Director, as applicable. Each such nomination shall be subject to approval by at least a majority of our board (even if less than a quorum, or by a sole remaining director), which approval shall not be withheld if the candidate is qualified and such approval is otherwise consistent with the board’s fiduciary duties.

Until October 1, 2018, in the case of a vacancy, a Continuing Ryland Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Ryland Director, and a Continuing Standard Pacific Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Standard Pacific Director.

Until October 1, 2018, these governance provisions may be modified, amended or repealed, and any provision or other resolution inconsistent with these governance provisions may be adopted, or such modification, amendment repeal or adoption may be recommended to our stockholders, only by the affirmative vote of the 75% of our entire board (or, if there are no Continuing Ryland Directors or Continuing Standard Pacific Directors to fill a vacancy as described above, the remaining directors (even if less than a quorum) or a sole remaining director).

Possible Effects of Delaware Law and Provisions of Our Certificate of Incorporation, Bylaws and Certain Contracts on Takeovers and Proxy Contests

In addition to our Rights Agreement, provisions of Delaware law, our amended and restated certificate of incorporation, our amended and restated bylaws and certain contracts to which we are a party may discourage the acquisition of the company or a proxy contest that our stockholders may otherwise consider to be in the best interests of the company, or make them more difficult. For example:

•	Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder, unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

•	Our amended and restated certificate of incorporation provides that stockholder action can be taken only (i) at an annual or special meeting of stockholders; or (ii) without a meeting by unanimous written consent of each stockholder entitled to vote on the matter in question. This provision may make it difficult for stockholders to take action that our board opposes.

•	Our amended and restated certificate of incorporation provides that special meetings of our stockholders may only be called by a majority of our board, a committee of our board that has been granted the authority to call such meetings or our Secretary upon a written request by record holders of a majority of our outstanding voting stock. This provision may make it difficult for stockholders to call a special meeting that our board opposes.

•	As discussed above, our amended and restated certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our amended and restated bylaws provide time limitations and information requirements on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings. If it is determined that business or a nomination were not properly brought before a meeting in accordance with our bylaws, such nomination shall be disregarded or such business shall not be transacted at the meeting.

•	As discussed in “—Certain Governance Matters Until October 1, 2018” above, until October 1, 2018, our amended and restated bylaws provide that our board will be comprised of Continuing Ryland Directors and Continuing Standard Pacific Directors, and amendment of the governance provisions with respect to our board (including the role of lead independent director) and committee compositions and filling of vacancies on our board (including the role of a lead independent director) and committees shall require the vote of the 75% of our entire board (or, if there are no Continuing Ryland Directors or Continuing Standard Pacific Directors to fill a vacancy as described above, the remaining directors (even if less than a quorum) or a sole remaining director. In addition, we have entered into an employment agreement with Mr. Nicholson, our president and chief executive, that provides, for a period of three years from the effective date of the merger, that he may not be terminated without cause without the affirmative vote of at least 75% of our board of directors (excluding Mr. Nicholson), and we have entered into an employment agreement with Mr. Stowell, our executive chairman, that also provides, for a period of three years after the effective time of the merger, that he may not be terminated without cause without the affirmative vote of at least 75% of our entire board of directors (excluding Mr. Stowell). These provisions are intended to enhance the likelihood of continuity and stability in management during the integration period after the merger, but may also have the effect of delaying changes in management that stockholders may otherwise consider to be in the best interests of the company.

•	As discussed in “—MatlinPatterson Stockholders Agreement” above, under the Stockholder Agreement, MatlinPatterson currently has the right to designate two directors to serve on our board of directors.

Copies of our amended and restated certificate of incorporation, including the Certificate of Designation for the Series A Junior Participating Cumulative Preferred Stock, and amended and restated bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act of 1939, as amended. The indentures may be amended or supplemented from time to time. We will file any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the applicable trustee, or as described below under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indentures do not limit the aggregate amount of debt securities that may be issued under them. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the applicable indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the applicable indenture;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	if applicable, a discussion of the material federal income tax considerations, including the tax effects of “original issue discount” securities;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the applicable indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect wholly-owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indentures governing our outstanding securities provide that, in the event that any guarantee of a guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable guarantor, result in the obligations of such guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the applicable indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such guarantor as an unrestricted subsidiary (as defined in the indenture), in accordance with the terms of the applicable indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the applicable indenture or applicable supplemental indenture as being:

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	default by us in the observance or performance of any covenants in the applicable indenture or the notes of that series, provided that with respect to certain of those covenants, we have 60 days to cure such default after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee determines it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of such series of debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all of the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any default or event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the applicable indenture or supplemental indenture.

Defeasance

Each indenture provides that we, at our option, may:

•	terminate all our obligations under any covenant in such indenture as they relate to any particular series of debt securities issued under such indenture, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the applicable indenture; and

•	terminate all of our obligations under such indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such series of debt securities.

To exercise any such option, we are required, among other things, to:

•	deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations or a combination thereof in an amount and at such times sufficient to pay principal of and any interest on the debt securities of that series to their maturity or redemption; and

•	comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the applicable indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the applicable indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the applicable indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the applicable indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the applicable indenture and any series of debt securities;

•	appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the applicable indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the applicable indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the applicable indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the applicable indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the applicable indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the applicable indenture relating to waivers that require the consent of holders;

•	modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the applicable indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the applicable indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of each indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under such indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under each indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under such indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern each indenture and the debt securities.

SELLING STOCKHOLDERS

Selling stockholders may from time to time offer and sell any or all of the shares of our common stock held by such selling stockholders pursuant to this prospectus. The selling stockholders include MatlinPatterson and its donees, pledgees, transferees and other successors in interest as well as other holders of our common stock.

The following table sets forth the aggregate number of shares of common stock beneficially owned by MatlinPatterson as of October 1, 2015, which may be offered by MatlinPatterson pursuant to this prospectus. Pursuant to the Stockholders Agreement, we have agreed to pay certain fees and expenses incident to the registration of the shares of common stock owned by MatlinPatterson. The following table may be amended, expanded or supplemented in prospectus supplements.

	Number of Shares Beneficially Owned				Number of Shares Being Registered				Number of Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		Percent		Shares		Percent		Shares		Percent
MP CA Homes LLC (1)	42,842,557	(1)	35.4	%(2)	42,842,557	(1)	35.4	%(2)	-	(3)	-	%(3)

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock. MatlinPatterson beneficially owns, and is the record holder of, 42,842,557 shares of our common stock. It shares dispositive and voting power over such shares with (i) MatlinPatterson Global Opportunities Partners III L.P. (“Matlin Partners (Delaware)”), a Delaware limited partnership, (iii) MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (“Matlin Partners (Cayman)” and, together with Matlin Partners (Delaware), the “Matlin Partners”), a Cayman Islands limited partnership, (iii) MatlinPatterson Global Advisers LLC (“Matlin Advisers”), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (iv) MatlinPatterson Global Partners III LLC (“Matlin Global Partners”), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vi) MatlinPatterson PE Holdings LLC (“Matlin PE Holdings”), a Delaware limited liability company formerly known as MatlinPatterson Asset Management LLC, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (vii) MatlinPatterson LLC (“MatlinPatterson LLC”), a Delaware limited liability company, as the holder of all of the membership interests in Matlin PE Holdings, and (viii) David J. Matlin, as the holder of 100% of the membership interests in MatlinPatterson LLC.
(2)	Based on 120,996,714 outstanding shares of our common stock as of October 1, 2015.
(3)	We do not know when or in what amounts any selling stockholder may offer shares of our common stock for sale. It is possible that no selling stockholder will sell any or all of the shares of our common stock registered pursuant to this prospectus. Because selling stockholders may offer and sell all or some of the shares of common stock registered pursuant to this prospectus, and because there are currently no arrangements or understandings with respect to the sale of any such shares of common stock, we cannot estimate the number of shares of common stock that will be held by the selling stockholders at any given time.

If the registration statement of which this prospectus forms a part is used by other selling stockholders for the resale of any shares of common stock registered hereunder, to the extent not set forth or incorporated herein, information about such selling stockholders, their beneficial ownership of our common stock and their relationship with us will be set forth in a prospectus supplement or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein or therein. In addition, the prospectus supplement may also update or change the information contained in this prospectus.

PLAN OF DISTRIBUTION

Sales by the Company

We may sell any of the securities that may be offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker and/or dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. We may pay agents, underwriters or broker-dealers compensation for offering and selling the securities on our behalf. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in our distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time we sell securities that are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

We may sell such securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. The distribution of securities we sell may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If we use underwriters in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Such securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use an underwriter or underwriters in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, we will only offer and sell the securities offered by this prospectus in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the agent, underwriter or dealer the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters may not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in our offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of one or more of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

Sales by Selling Stockholders

Selling stockholders may use this prospectus in connection with resales of shares of our common stock from time-to-time. The selling stockholders may sell our common stock offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	to or through broker and/or dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Each time any selling stockholder sells common stock that is offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the identity of the applicable selling stockholders;

•	any material relationship between us and the applicable selling stockholders;

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from the selling stockholders;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the anticipated date of delivery of the securities; and

•	any other material information about such offering and sale of our common stock as may be necessary to be disclosed.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

CalAtlantic Group, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, like CalAtlantic Group, Inc., who file electronically with the SEC. The address of that website is www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

In addition, CalAtlantic Group, Inc.’s common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	our Current Reports on Form 8-K filed June 3, 2015, June 15, 2015, July 2, 2015, September 8, 2015, October 1, 2015 and October 5, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus is a part. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person to whom this prospectus is delivered, including any beneficial owner, may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling at the following address or telephone number:

John P. Babel, Secretary

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

CalAtlantic Group, Inc. (f/k/a Standard Pacific Corp.)

The consolidated financial statements of CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp.) appearing in CalAtlantic Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of CalAtlantic Group, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The Ryland Group, Inc.

The consolidated financial statements of The Ryland Group, Inc. appearing in The Ryland Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of The Ryland Group, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. If guarantees are to be issued in connection with an offering of our debt securities, certain matters of Arizona, Florida, Indiana, and Maryland law will be passed upon for us by counsel for the co-registrants incorporated in such states, and we will name such counsel in the prospectus supplement relating to such offering. In addition, if counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

CalAtlantic Group, Inc.